UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 15
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CERTIFICATION  AND  NOTICE  OF TERMINATION  OF  REGISTRATION
UNDER  SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF  1934
OR  SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number:  000-23420

QUALITY DINING, INC.
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(Exact name of registrant as specified in its charter)

4220 Edison Lakes Parkway
Mishawaka, Indiana 46545
(574) 271-4600
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(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)


Common Stock, without par value
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(Title of each class of securities covered by this Form)


None
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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please   place  an  X  in  the  box(es)  to  designate   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)  [x]      Rule 12h-3 (b)(1)(ii) [ ]
Rule 12g-4 (a)(1)(ii) [ ]      Rule 12h-3 (b)(2)(i)  [ ]
Rule 12g-4 (a)(2)(i)  [ ]      Rule 12h-3 (b)(2)(ii) [ ]
Rule 12g-4 (a)(2)(ii) [ ]      Rule 15d-6            [ ]
Rule 12h-3 (b)(1)(i)  [ ]


Approximate  number  of  holders  of  record   as   of   the
certification or notice date: 6


Pursuant  to  the requirements of the  Securities
Exchange Act of 1934, Quality Dining, Inc., an Indiana corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  April 13, 2005


QUALITY DINING, INC.



By: /s/ John C. Firth
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   Name: John C. Firth
   Title: Executive Vice President,
          General Counsel and Secretary